Exhibit 10.19

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) dated as of January 16, 2018 sets forth the agreement by and between Cindy Muller (“Employee”) and GulfMark Offshore, Inc., a Delaware corporation (the “Company”) concerning the termination of Employee’s employment with the Company.

1.	Termination of Employment.

Employee’s employment with the Company ceased as of October 31, 2017 (the “Separation Date”). Effective as of the Separation Date, Employee has resigned from all positions with the Company and its subsidiaries and affiliates (each entity individually, and collectively, the “Company Group”).

2.	The Termination Payment.

Subject to the terms of this Agreement, in consideration of the General Release provided in Section 3 hereof, in lieu of any rights which Employee may have under the GulfMark Offshore, Inc. Severance Benefits Policy, as amended October 23, 2009 (the “Severance Policy”) or the Change of Control Agreement between Employee and the Company, dated January 1, 2017, and provided that Employee remains in compliance with the terms of this Agreement, the Company will pay to Employee: (i) a lump-sum amount, paid on the 60th day following the Separation Date, equal to $140,000, representing six months of Base Salary and (ii) a lump-sum amount, paid on the 60th day following the Separation Date, equal to $4,312.89, representing three times the employer portion of the monthly cost of maintaining medical, dental and/or vision benefits for Employee under a group health plan of the Company in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), determined using the COBRA premium rate in effect for the level of coverage that Employee had in place immediately prior to the Separation Date (collectively, the “Termination Payment”). The Termination Payment will be made less applicable withholdings and deductions in accordance with the regular payroll practices of the Company.

3.	General Release.

(a)     In exchange for and in consideration of the Termination Payment described in this Agreement, and as a condition of its receipt, Employee, on behalf of Employee and Employee’s heirs, executors, administrators, successors and assigns, irrevocably and unconditionally releases, waives and forever discharges the Released Parties (as defined below) from all claims, demands, actions, causes of action, charges, complaints, liabilities, obligations, promises, sums of money, agreements, representations, controversies, disputes, damages, suits, right, sanctions, costs (including attorneys’ fees), losses, debts and expenses of any nature whatsoever, whether known or unknown, fixed or contingent, which Employee now has or had ever had against the Released Parties arising out of, concerning or related to Employee’s employment with the Company Group, from the beginning of time and up to and including the date Employee executes this Agreement. Notwithstanding the foregoing or any other provision in this Agreement, this release does not include and Employee does not release any claims she may have now or may have in the future under that certain Indemnity Agreement between Employee and Company or under the Articles of Incorporation and Bylaws of Company, including but not limited to any claims for advancement of defense costs, indemnity, and directors and officers liability coverage.

(b)     This General Release includes, without limitation, (i) law or equity claims; (ii) express or implied contract claims (including any claims for any equity-based awards under any long-term incentive plans or programs) or tort claims; (iii) claims arising under any federal, state or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation or any other form of discrimination, harassment, hostile work environment or retaliation (including, without limitation, the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, Section 1558 of the Patient Protection and Affordable Care Act of 2010, the Texas Human Rights Act or the Texas Labor Code, or any other federal, state or local laws of any jurisdiction, if and to the extent applicable and as any of the foregoing may be amended from time to time); (iv) claims under any other federal, state, local, municipal or common law whistleblower protection, discrimination, wrongful discharge, anti-harassment or anti-retaliation statute or ordinance; (v) claims arising under the Employee Retirement Income Security Act of 1974 (ERISA); or (vi) any other statutory or common law claims related to Employee’s employment with the Company Group and the termination thereof.

(c)     The term “Released Parties” or “Released Party” as used herein shall mean and include: (i) the Company; (ii) the Company’s former, current and future parents, subsidiaries, affiliates, shareholders and lenders; (iii) each predecessor, successor and affiliate of any entity listed in clauses (i) and (ii); (iv) each former, current and future officer, director, agent, representative, employee, owner, shareholder, partner, joint venturer, attorney, employee benefit plan, employee benefit plan administrator, insurer, administrator and fiduciary of any of the entities or persons listed in clauses (i) through (iii); and (v) any other person acting by, through, under or in concert with any of the persons or entities listed herein.

(d)     Nothing in this Agreement prohibits or is intended in any manner to prohibit, Employee from (i) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission (the “SEC”), the U.S. Congress, and any governmental agency Inspector General, or (ii) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit Employee’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. Employee does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and Employee is not required to notify the Company that Employee has made such reports or disclosures. Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). Employee cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (a) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (b) for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order. This Section 3(e) is intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the date hereof, this Section 3(e) shall be deemed to be amended to reflect the same.

(e)     This General Release does, however, prevent Employee, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the claims Employee has released in this General Release. Pursuant to the OWBPA, Employee understands and acknowledges that by executing this General Release and releasing all claims against each and all of the Released Parties, Employee has waived any and all rights or claims that Employee has against any Released Party under the ADEA, which includes, but is not limited to, any claim that any Released Party discriminated against Employee on account of Employee’s age. This General Release, however, shall not affect Employee’s rights under the OWBPA to have a judicial determination of the validity of this General Release and does not purport to limit any right Employee may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the EEOC or other investigative agency. This General Release does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.

(f)     Employee confirms that no claim, charge or complaint against any of the Released Parties has been brought by Employee before any federal, state or local court or administrative agency. Employee represents and warrants that Employee has no knowledge of any improper or illegal actions or omissions by any of the Released Parties. This expressly includes, but is not limited to, any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002 (Public Law 107-204), if and to the extent applicable. Employee further represents that, as of the date of Employee’s execution of this Agreement, Employee has not been the victim of any illegal or wrongful acts by any of the Released Parties, including, without limitation, discrimination, retaliation, harassment or any other wrongful act based on sex, age, or any other legally protected characteristic.

4.	Consideration Period.

By signing this Agreement in the space below, Employee is confirming Employee’s acceptance of the terms and conditions set forth herein and is acknowledging the following:

(a)     The obligations as set out in this Agreement represent a complete waiver and release of all rights and claims that Employee has against the Released Parties, except those specifically maintained as set forth in paragraph 3a. Accordingly, Employee understands Employee’s obligation to review this Agreement carefully before signing it.

(b)     Employee understands that Employee can take up to 21 days from Employee’s receipt of this Agreement on December 28, 2017 (the “Consideration Period”) to consider its meaning and effect and to determine whether or not Employee wishes to enter into it. Before signing this Agreement, Employee is advised to consult with an attorney. If Employee chooses to sign this Agreement before the end of the Consideration Period, Employee is doing so voluntarily.

(c)     In addition, Employee may revoke Employee’s signature within seven days after signing this Agreement. Any revocation of this Agreement must be in writing.

(d)     Employee will forward the original of this Agreement once signed by Employee, as well as any notice of Employee’s desire to revoke Employee’s signature, to:

GulfMark Offshore, Inc.

842 West Sam Houston Parkway North, Suite 400

Houston, TX 77024

Attn: Senior Vice President – Human Resources

david.darling@gulfmark.com

Employee shall also send a copy of this Agreement, once signed, and any notice of Employee’s intention to revoke in pdf format via email to the above address.

(e)     Employee understands that if Employee fails to sign this Agreement as required, or Employee signs but exercises Employee’s right to revoke Employee’s signature, Employee’s right to receive the Termination Payment will not vest and will not become due and owing to Employee.

5.	Nondisparagement.

Subject to Section 3(e) hereof, Employee agrees and acknowledges that Employee will not make any statement (orally or in writing) or take any action which, in any way, disparages the Company or the other Released Parties; provided that the foregoing will not preclude Employee from making truthful statements as required by lawfully compelled testimony, and provided that Employee notifies the Company in advance of any such testimony and cooperates with the Company’s reasonable efforts with respect to such testimony, to the fullest extent permitted by applicable law.

6.	Confidential Information; Non-Competition.

(a)     It is understood that Employee during Employee’s tenure with the Company has received access to some or all of the Company’s various trade secrets and confidential or proprietary information, consisting of, but not limited to, information relating to: (i) business operations and methods; (ii) existing and proposed investments and investment strategies; (iii) financial performance; (iv) compensation arrangements and amounts (whether relating to the Company or to any of its employees); (v) contractual relationships; (vi) business partners and relationships; and (vii) marketing strategies (all of the foregoing, “Confidential Information”). Confidential Information shall not include: information that (A) is general knowledge of Employee or information that becomes generally available to the public by means other than Employee’s breach of this Section 6 (for example, not as a result of Employee’s unauthorized release of marketing materials), (B) is in Employee’s possession, or becomes available to Employee, on a non-confidential basis, from a source other than the Company or (C) Employee is required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of clause (C), Employee gives the Company, to the extent permitted by law, reasonable notice prior to the disclosure of the Confidential Information and the reasons and circumstances surrounding such disclosure to provide the Company an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

(b)     Subject to Section 3(e) hereof, Employee further agrees that Employee shall not, except for with the prior written consent of the Company, use or disclose to any third party any of the Confidential Information described herein, directly or indirectly, at any time following the Separation Date.

(c)     Employee represents that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Employee’s possession, custody or control, whether prepared by Employee or others, remains with or has been returned to the Company.

(d)     As part of the consideration for the compensation and benefits to be paid to Employee hereunder, to protect Confidential Information of the Company and its customers and clients that have been and will be entrusted to Employee, the business goodwill of the Company and its subsidiaries that were developed in and through Employee and the business opportunities that were disclosed or entrusted to Employee by the Company and its subsidiaries, and as an additional incentive for the Company to enter into this Agreement, for the three-month period following the Separation Date, Employee will not, directly or indirectly:

(i)     engage in, or carry on or assist, individually or as a principal, owner, officer, director, employee, shareholder, consultant, contractor, partner, member, joint venturer, agent, equity owner or in any other capacity whatsoever (in any such capacity, an “Investor”), any (A) business competitive with any business in which the Company is engaged from time to time (“Competing Business”) or (B) Business Enterprise (as defined below) that is otherwise competitive with the Company within the states in which the Company conducts business;

(ii)     perform for any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity (a “Business Enterprise”) engaged in any Competing Business any duty Employee has performed for the Company that involved Employee’s access to, or knowledge or application of, Confidential Information.

(iii)     Notwithstanding the foregoing restrictions of this Section 6, nothing in this Section 6 shall prohibit any investment by Employee, directly or indirectly, in publicly-traded securities which are issued by a Business Enterprise involved in or conducting a Competing Business, provided that Employee (A) in the aggregate directly and indirectly, does not own more than five percent (5%) of the outstanding equity or voting securities of such Business Enterprise and (B) does not have the right through the ownership of a voting interest or otherwise, to direct the activities of or associated with the business of such Business Enterprise. Further, the foregoing restrictions of this Section 6 will be limited to the extent required to comply with applicable law, Rule 5.06(a) of the Texas Disciplinary Rules of Professional Conduct, or other similar ethical or professional rules or restrictions.

7.	Non-Solicitation.

In consideration for the Termination Payment, Employee agrees that for the one-year period beginning on the Separation Date, Employee will not:

(a)     induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company;

(b)     induce or attempt to induce any customer, supplier, licensee or other business relation of the Company with whom Employee had direct business contact in dealings during the course of Employee’s employment with the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company; or

(c)     solicit with the purpose of hiring or hire any person who is or, within 180 days after such person ceased to be an employee of the Company, was an employee of the Company.

8.	Rights and Continuing Obligations Unrelated to this Agreement.

(a)     Regardless of whether Employee enters into this Agreement, the Company will pay Employee for all Base Salary payable through the Separation Date.

(b)     Employee acknowledges and agrees that Employee’s participation as an active employee under any benefit plan, program, policy or arrangement sponsored or maintained by the Company Group will cease as of the Separation Date. Employee will be given separate information regarding: (i) Employee’s right to continue coverage under the Company’s group medical plans following the date Employee’s coverage would otherwise cease, as COBRA; (ii) Employee’s rights with respect to Employee’s participation in the Company’s 401(k) plan; and (iii) any rights Employee may have to convert group participation in Company plans to individual policies.

9.	Enforcement.

(a)     Employee acknowledges that Employee’s obligations as set forth in this Agreement are reasonable and necessary for the protection of the Company and that the Company may be irrevocably damaged if such obligations are not specifically enforced. Accordingly, Employee agrees that, in addition to any other relief to which the Company may be entitled in the form of damages or recoupment of payments, the Company shall be entitled to seek and obtain injunctive relief (without the necessity of posting bond) from a court of competent jurisdiction for the purpose of restraining Employee from any actual or threatened breach of such obligations. Employee agrees that the geographic boundaries, scope of prohibited activities, and time duration of each of the covenants set forth in Sections 6 and 7 are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company’s proprietary and Confidential Information, plans and services and to protect the other legitimate business interests of the Company.

(b)     Employee further acknowledges that Employee’s obligations and representations as set forth in this Agreement are reasonable and necessary for the protection of the Company and are a material inducement for the Company entering into this Agreement. Therefore, in the event of any material breach by Employee of this Agreement, or in the event that any representation made by Employee under this Agreement is subsequently found to have been untrue when made, Employee agrees that (i) Employee shall not be entitled to the Termination Payment, and (ii) the Company shall have the right to recover and Employee shall have the obligation to repay to the Company any portion of the Termination Payment that Employee has received.

10.	Miscellaneous.

(a)     No Admission of Liability. Employee agrees that neither this Agreement nor the furnishing of the consideration for the General Release as set forth in this Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind. Employee further acknowledges and agrees that the consideration provided for herein is adequate consideration for Employee’s obligations hereunder.

(b)     Severability and Reformation. Each of the provisions of this Agreement constitutes independent and separable covenants. Any portion of this Agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability or in conflict with any applicable statute or rule will be deemed, if possible, to be modified or altered so that it is not overly broad or in conflict or, if not possible, to be omitted from this Agreement. The invalidity of any portion of this Agreement will not affect the validity of the remaining sections of this Agreement.

(c)     No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)     Successors and Assigns. This Agreement and any rights herein granted are personal to the parties hereto and will not be assigned or otherwise transferred by either party without the prior written consent of the other party, and any attempt at violative assignment or any other transfer, whether voluntary or by operation of law, will be void and of no force and effect, except that this Agreement may be assigned to by the Company to any successor in interest to the business of the Company. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors, affiliates and any person or other entity that succeeds to all or substantially all of the business, assets or property of the Company. This Agreement and all of Employee’s rights hereunder shall inure to the benefit of and be enforceable by Employee’s heirs and estate.

(e)     No Conflict; Governing Law. Each party represents that the performance of all of the terms of this Agreement will not result in a breach of, or constitute a conflict with, any other agreement or obligation of that party. This Agreement is made in, governed by, and is to be construed and enforced in accordance with the internal laws of the State of Texas, without giving effect to conflict of law principles that would require application of the laws of another jurisdiction.

(f)     Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, and addressed to the intended recipient at the addresses maintained in the Company’s records. Notices sent to the Company should be directed to:

GulfMark Offshore, Inc.

842 West Sam Houston Parkway North, Suite 400

Houston, TX 77024

Attn: Senior Vice President – Human Resources

david.darling@gulfmark.com

(g)     Counterparts. This Agreement may be executed in counterparts, and each counterpart will be deemed an original for all purposes.

(h)     Captions and Headings. The captions and headings are for convenience of reference only and will not be used to construe the terms or meaning of any provisions of this Agreement.

(i)     Entire Agreement. This Agreement, sets forth the entire agreement between the parties with respect to the subject matter hereof. Except for the rights and obligations that survive under the Indemnity Agreement and the articles of incorporation and Bylaws of the Company, this Agreement supersedes any and all prior understandings and agreements between the parties and neither party will have any obligation toward the other except as set forth herein. Without limiting the generality of the foregoing, Employee agrees that the execution of this Agreement and the payments made hereunder will constitute satisfaction in full of the Company’s obligations to Employee under any and all plans, programs or arrangements of the Company under which Employee may be entitled to payments and/or benefits in connection with the termination of Employee’s employment. This Agreement may not be superseded, amended, or modified except in writing signed by both parties.

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Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GULFMARK OFFSHORE, INC.

/s/ David Darling
Date:	January 18, 2018
By:	David Darling
Title:	SVP- HR

Cindy Muller

/s/ Cindy Muller

January 16, 2018